ImageWare Systems' (IWSY) CEO James Miller on Q4 2015 Results - Earnings Call Transcript

Executives

James Miller - Chairman and Chief Executive Officer

Wayne Wetherell - Senior Vice President, Administration and Chief Financial Officer

Analysts

Mike Malouf - Craig-Hallum Capital

Howard Halpern - Taglich Brothers

Harvey Kohn - HRK Strategic Advisory

Christopher Castroviejo - Directional Research

Operator

Good morning, everyone, and thank you for participating in ImageWare Systems' corporate update call to highlight their progress since its last update on November 17, 2015. Joining us today are ImageWare Systems' Chairman and CEO, Mr. Jim Miller; and the company's CFO, Mr. Wayne Wetherell. Following their remarks, we'll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems, Inc., are intended to identify such forward-looking statements.

ImageWare may from time-to-time update these publicly announced projections but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see Risk Factors in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934 as amended. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of to date they are made.

I'd like to remind everyone that this call will be available for replay through April 16, 2016, starting at 2:00 PM Eastern Time tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at www.iwsinc.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems, Inc., is strictly prohibited.

Now, I'd like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller. Sir, please go ahead.

James Miller

Thank you, Alan, and good morning to everyone. As you saw at the close of the market yesterday, we reported financial results for the fourth quarter and full year ended December 31, 2015. I'd like to begin today's call by speaking first about some specific financial results for the quarter, and afterwards walk you through some recent developments.

In the fourth quarter total revenue was $900,000 compared to $1.2 million in the same quarter a year ago, but that decreased primarily due lower software royalty revenue from our channel partners on our traditional identification card software. Gross margin in the fourth quarter was 40.2% compared to 79% in the same quarter a year ago, and that decline was due to a write-off in the quarter of capitalized project expenses, as their recoverability became questionable.

Net loss in the fourth quarter was $2.6 million or $0.03 per basic share compared to a net loss of $1.9 million or a minus-$0.02 per basic share in the same quarter a year ago. At December 31, cash and cash equivalents totaled $3.4 million compared to $200,000 at December 31, 2014.

Moving on now to recent developments. As many of you have seen, earlier this month, we partnered with Aruba, a Hewlett Packard Enterprise company to integrate our GoVerifyID product with their ClearPass Policy Manager. Aruba ClearPass is a multi-vendor, wired and wireless network access security solution for mobile and Internet of Things devices, and is used to manage over 65 million endpoint users worldwide.

This platform provides mobile and device-based network access control for employees, contractors and guests across any multi-vendor, wired, wireless or VPN infrastructure. The result is a comprehensive and scalable policy management platform that goes beyond traditional AAA solutions to deliver extensive enforcement capabilities for IT-owned and bring-your-own-device security requirements.

The product is used by all HP client service organizations as well as a range of products such as Microsoft Skype. In fact, ClearPass has consistently been positioned in the leader's quadrant of Gartner's Magic Quadrant for network access control.

I'd also like to note that, to our knowledge this is the first time a network company, worldwide, has elected to use biometrics for security purposes, reflecting the strength of our product offering and leadership position in the multimodal biometric industry. It is also one of the larger populations of users to be targeted for conversion, from pins and passwords to biometrics, and we believe this is and will be the case more often going forward. So as we move ahead, Aruba will serve as a signature reference account for ImageWare.

Millions of people around the world actually use ClearPass product without even realizing it. For instance, when you're logging in to a pubic Wi-Fi or using a large enterprise log-in, you are most likely using an Aruba ClearPass product to gain access. With the integration of our GoVerifyID into ClearPass, people will now have the option to use biometric authentication as opposed to using a traditional password or pin.

Our combined product, part of a major upgrade to the ClearPass product suite announced by Aruba and HP Enterprise was presented last week during the Aruba Atmosphere 2016 trade show in Las Vegas. The sales process via Aruba and its resellers started this week, and Aruba will continue to roll this product out to the market through webinars and teachings and sales events at Atmosphere trade shows worldwide.

Now, some of you were concerned, because there was no financial guidance in that release, but we think a closer look needs to be taken. With the total end-user population of 65 million, it's possible for any investor to take a percentage of those users and apply a reasonable monthly service fee, and very easily and quickly see why we're still excited about being selected to introduce biometric authentication to Aruba customers worldwide, and why deals like this can and will add significant value to IWS as they rollout.

Unlike other past partnerships, where we came to an arrangement with a large company, and then have had to wait for them to go through the process of integrating the product, testing the product, doing market research, teaching a sales team how to use it, and then eventually bringing it to market, this partnership was structured very differently. And that we agreed with Aruba that we would only announce the partnership, once the product was actually ready for sale to Aruba's customers.

Going forward, we plan to structure future partnership agreements in a similar fashion, setting up go-to-market deadlines with a much more reasonable timeframe. We look forward to keeping our investors posted on the rollout of this potentially transformational partner for ImageWare.

We also received our eleventh United States patent, this one in extension to our anonymous biometric matching technology. We have received notification of two additional patents to be awarded and we have 10 patents pending in the biometric space.

Moving on to some of our existing commercial partnerships. Within Computer Associates or CA, IWS is the first company to use a specific interface, known as SCIM, that will allow users to be added to the CA Single Sign-On product. And also be simultaneously added to the identity management roles kept in the IWS biometric product, rather than adding or subtracting users in each product independently.

This provides an entire holistic solution in response to the initial market reaction that our two products needed to be coupled tighter to be a more attractive solution. CA is currently doing scale testing on this joint product. We expect that that testing will be completed shortly, at which point CA and our teams will reengage in active sales in the market.

Our partners at Fujitsu have recently announced the upgrade of their North American cloud to a true global system, which will allow their customers to set and configure the location of a datacenter to house information and configure the system requirements, using a highly automated and just-released software package, built by Fujitsu, for the rollout of its biometric-as-a-service product with ImageWare. We have fully transitioned our relationship to Fujitsu Japan, and expect to see tangible results from that partnership, as they rollout their new global cloud product.

Last spring, we signed a binding agreement with Kuwait-based Agility to create a joint venture company based in Kuwait, which would sell IWS products throughout the Middle East and other countries such as India, where Agility has existing customers under contract.

Agility has approximately $5 billion in annual revenue, employees over 20,000 people globally and is a leader in the supply chain management space. We and Agility continue our discussions and the requirements for their ongoing pilot for their customs brokerage subsidiary. Required applications have now been filed with the government of Kuwait, and we expect to conclude the JV agreement this month.

On our German projects, we've received the go-ahead, to begin deployment on the German healthcare project. We will begin in the test regions with biometric identity management between physicians and hospitals, starting in the Saxony test region. Additionally, Deutsche Telekom has begun its initial marketing efforts to establish pilot projects in the banking industry, centered around or GoVerifyID product.

Moving to Extenua. Extenua, as you know, is a pioneering developer of enterprise security software that protects information stored in the cloud. We've partnered with them earlier this year to deliver the industry's first enterprise-grade end-to-end secure cloud storage platform for office and mobile devices.

Our GoVerifyID solution has been integrated with their cloud to drive product to help enterprises, both large and small, face security challenges posed with cloud storage. Extenua has advised us to expect revenues from their additional sales later this month.

In closing, we believe, we have the right products, that we are in the right place, and this is the right time, especially as commercial and consumer adoption gains traction across the globe. The growing need for biometric solutions is further demonstrated by the organizations around the globe that experience security breaches each and every day. These indisputable trends drive our strong outlook for ImageWare, as we look to leverage our commercial partners to reach millions of end-users across the globe.

In fact, it's been projected by Gartner, that by the end of 2016 one-third of the world's transactions will utilize biometric authentication, and that growth is really just starting now. We're encouraged by the growing adoption of biometrics from companies and consumers alike and continue to believe that we're well-positioned to capitalize on this fast-growing market opportunity.

Now, I'd like to open it up for any questions you might have.

Question-and-Answer Session

Operator

[Operator Instructions] We first go to Mike Malouf with Craig-Hallum Capital.

Mike Malouf

I wondered if you can -- I know that I can do the math on 65 million end-users in percentage in monthly service and things like that. But I'm wondering if you can talk a little bit about what Aruba is telling you as far as the first target that they're going to go after? And what would be really the implementation of this new agreement that you have in place, sort of if you look over the next six months or so?

James Miller

So Aruba sells its product, Mike, through a large network of resellers and they are of various sizes worldwide. The initial target is to roll it out here in the U.S. to several of their largest resellers. That process has now begun. So public Wi-Fi login, enterprise login for big companies or even public agencies, state, large state, large federal agencies, and particularly tied to folks that are logging in from mobile devices.

I mean, it is a wired and wireless capable system, but the real target is of course the mobile users, of which as we all know an increasing numbers that don't really sit in an office or don't sit fulltime in an office and yet need access on a daily basis to information stored in facilities. So that's the target.

It's the perfect implementation for GoVerifyID. It's the reason that we created the product. It will allow for biometric authentication to either replace entirely or augment, again, that decision made by the ultimate end-user, not by us, their pins and passwords with biometrics.

The early goings have been really a positive. As I said, the product was introduced in Las Vegas last week at the Atmosphere event, which is an HP Enterprise, Aruba-hosted event. And really what we see, we were really excited by the reception, and we moved, as I said in the remarks very quickly to now go-to-sale. And we anticipate people will start picking it up pretty quickly.

As I said, the one advantage of this is that this partnership had -- the product was well tested and had a market research component to it, before we announced it and HP announced it last week. HP announced it separately from us as well.

So as I said, it's a different sort of breed of animal than what we've had before, where we've entered into technology partnerships, and then we have been seeking the first common partners between us. Now, here we've identified a number of folks already. Rather, Aruba has identified a number of folks already. So we are expecting to see things fairly quickly on this from the reseller network.

Mike Malouf

Actually two questions on that. How soon do you think we can actually see revenues to ImageWare from this agreement? And any idea on how large the monthly service fee and sort of the range of what we should be thinking?

James Miller

It varies, Mike. It's that sliding scale, we've spoken of before. It's based on volume. And so depending on the size of the reseller customer and the number of folks that are tied into the system, that monthly will move up and down a little bit. So it's tough for me to give a number, because there isn't one size fits all. We and Aruba agreed that there needed to be some flexibility based on the size of the end user accounts, which is standard, as you know, that's how we've approached this before.

But what they're doing is they're rolling out to the larger resellers first. The larger resellers in turn have fairly large enterprise-type account. So we are anticipating seeing folks sign up and therefore generate revenue in the second quarter, which is the next couple of weeks.

Operator

Next we'll go to Howard Halpern with Taglich Brothers.

Howard Halpern

I have a question, I guess, regarding, one that you didn't talk about in your highlights that American Systems Corp, how is that progressing, because in Q3 you said users had already been signed up. So how was that progressing?

James Miller

So American Systems, as you know, is a customer actually of Extenua, not of ImageWare directly. So they signed up with Extenua. One thing that we all should know is that when we go through a reseller like Extenua and their partner and a reseller both, the control of and the timing of how people onboard is kind of at our control. And I know folks don't like that answer, but it's the truth. American Systems was doing some testing with Extenua product, and I am told that they will be onboarding people and coming online for revenue very shortly.

Howard Halpern

And with regard to Aruba. Just a little bit of clarity on it, because you talked about public Wi-Fi and people choosing the option to go on there and using biometrics instead of passwords. Now, if people don't use that option, are they not considered an end-user for you, for the end-user client? I just want to get an idea, if I don't use it, do you still get paid for it or -- ?

James Miller

If you elect to go with the biometrics piece of the offering, then that triggers revenue to us.

And Howard, I will say to you that Aruba and any other announcement that anybody has seen on biometrics, there is no such thing as forced conversion. We haven't seen one yet. I don't care who is doing it. It's not that people have always agreed that a consumer needs to have a choice, and while you might incentivize someone and push him that way, there is no sort of at the point of gun, you're going to now move to biometrics. This is sold as a service model, so by definition, you get paid when you use. And that's how all these deals are set up.

Howard Halpern

One final one. I saw in the news, I don't know whether you saw it about Amazon claim for, I guess, a wink type patent. Is that still considered for you the front-end and you would potentially be the backend or how is that patent sort of working?

James Miller

First of all, I'll say, it's filed for application, which means its several years before the Patent and Trademark Office probably even considers it for issuance. It is absolutely another algorithm for us. Just like anybody else's facial recognition algorithms, it is absolutely the front end. It is not a competitive product, as we see it. It is a product that we would work with and support on our backend, as we've supported two dozen other biometric modalities.

Operator

We'll next go to Harvey Kohn with HRK Strategic Advisory.

Harvey Kohn

I have two questions. Number one, congratulations on ImageWare's ability to continue to attract and partner up with an absolutely unbelievable number of largest technology companies in the world. However, and I don't mean this to be negative, it's become clear to all of us I think that implementation of such a transformational technology, which involves security and money, that's taken a much longer timeframe than we originally expected.

My question is this. Have any of these major companies thrown up hands and walked away or are all of them moving forward, albeit at a slower pace than we originally thought?

James Miller

Every single one of the companies, the partner companies are committed and are moving ahead with the program. I admit it's a strange kind of place to be, because on the one hand, we have amassed some great partners. And look, those guys didn't choose ImageWare because they were having a slow Tuesday and decided that they do a biometric deal with us.

These are folks that could choose any partner in the world they want. They chose us, after they vetted us very, very carefully. And every one of these guys goes through a very expensive vetting process, on the product, on the intellectual property behind it, sometimes on the management and its background before they decide to put those big global brands alongside of ours.

I think what folks see though is that these big companies are learning alongside all of us on how biometric technology is going to be rolled out. They all have their own process. And as I have said many times, there's no way to shortcut that. Believe you me, we've tried. So you have to let them take the delivery process they are going to take.

But you really are seeing biometrics evolve in front in our eyes. The pace and the interest in biometrics today is 2x or 3x more than the last we spoke to all of our investors. Just in the last few months, it's picked up considerably, the big companies are seeing that as well, and so some of the plans that they laid, they've had the change.

In some cases, they are responding to the market, talking to them very clearly about the product requirement. So for example, in CA's case, we found from showing the product that we needed to couple it tighter together, and that's really easy for me to say in a couple of sentences in a couple of seconds. But then, of course, it has to go back to our respective R&D folks, and they have to put together a new version of the product.

It has to be QA tested. CA's case, if the product needs to be certified on both sides, their product and ours, an outcomes a very tightly coupled, first of its kind in CA. As I mentioned, we're using an interface that has never been used inside that company before, so we're treading new ground. All of that takes time. And I know it's very frustrating. It's frustrating for us, it's frustrating for me, I know it's frustrating for investors. But the good news is, it is going the right way and it is going to be tremendous opportunity come out of all of this.

The timing is the risk, the rewards are huge. And all of these folks are committed. And some of you have gone on the websites of our partners. You'd see that we're prominently displayed there. These are not casual things, these companies do. These are because they are very serious about moving out biometrics and about generating significant revenue off of them. So no, everything is absolutely going the way it should. We are very pleased with the partners. You'll see more of those by the way from us and some of them shortly. And we're very pleased with how they're going. Wish they'd go quicker, but they're all going the right way.

Harvey Kohn

Second question is recently Lockheed made a major announcement, the major corporate change, and they're splitting the company into separate parts. How does that impact on our relationship with them, the ImageWare's relationship?

James Miller

Another great question. Thank you. Yes. And it impacts, I think, significantly to the positive for us. Lockheed is combining. The new company will be called Leidos. It's the Lockheed IT group, spun off to a new company, which when it opens its stores, which will be next month, I believe will be the largest IT provider to the United States Federal government.

The IDHaystack product, which is what Lockheed Martin licensed the ImageWare Biometric Engine to be the middle of and the search engine behind is going to be a lead product for the new company. The Lockheed Identity Management folks, who we have dealt with, are going to take leadership positions in the new company going forward.

So we're pretty excited, because it opens up another avenue, because Leidos brings its own federal government customers and contacts to that. So we have added a new partner effectively as well, which is terrific, because they're both great companies and coming together, I think, it's nothing, but good for ImageWare.

Operator

Next, we'll go to Christopher Castroviejo with Directional Research.

Christopher Castroviejo

Clearly, as Harvey just finished asking, the implementation is taking much longer than anybody expected. And with that in mind, I wonder what the Board is doing in terms of having a backup plan in terms of realizing the monitory benefits of our now very substantial patent state.

You have on your Board one of the world's experts, who used to run the IBM full patent show, clearly a guy who is considered the guru in this field. Can you tell us when you discuss things what you think the value of the patents, basically the intellectual property that this company has? I'm sure it's something that you discuss on a regular basis.

James Miller

Well, we don't have a figure that we're going to share with you, because we don't have a figure. Look, we believe that the company's IP is foundational, that can be easily verified by any number of ways, including just checking the Patent and Trademark Office. We are the most cited company in terms of multimodal patents in the field.

We believe that the valuation of our intellectual property is considerable. And as I said, Christopher, literally all of the partners vet the IP as part of that partnership. So obviously, we're not alone in our assessment of the value and positioning of our intellectual property.

In terms of how it plays going forward, as I've said many times, when the company is at a point where it sees us to become an independent entity, we think there is a tremendous amount of value in those patents, it's as simple as that. Anybody that wants to get into this space would get as part of acquisition of ImageWare, superior intellectual property, absolutely foundational in this space. And as I've said, by the way, continuing to expand the portfolio literally everyday.

Christopher Castroviejo

So on an order of magnitude roughly you have a market cap of $100 million. It's obviously, at least on the work we've done on our end, your patents are worth way more than the value of the company, what's your guess on -- can you give me a min, max? I mean you have to discuss this obviously as to what the range can be on the value of this, as they stand today. I appreciate the value you should be going up as you keep expanding the portfolio.

James Miller

No, it's not a range. We don't have a range that I can give you. And so it's just not something that we're going to comment on. I appreciate the question, I really do, but I agree with you the value is significant, yes.

Christopher Castroviejo

A quick follow-up. What's happening with TransUnion, you've gone very silent on them?

James Miller

TransUnion is still finishing up some work on a product that they are bringing to market. It has to do with front-end verification of documentation of individuals. So how do I verify, if you -- I can verify you through government issued ID. And as soon as that is ready to go, they're going to be back at it again. So that's the status. On our part, we're ready to go in that partnership.

Christopher Castroviejo

So do you have any guess, obviously this has been a long -- TransUnion was announced a year ago, and we know that getting everybody's software to talk nicely with each other turned out to be a major project. Now that that's all done, how far away can we be before these guys are actually in the marketplace trying to do some revenues?

James Miller

What they tell us is they should be in the market in the second quarter. And it has been, as you're right, it's been a long slot. I will say to their defense, they did undertake a major rewrite of a global software platform. It's not easy to do, as you know.

Operator

And at this time, that concludes our question-and-answer session. I would now like to turn the call back over to Mr. Miller for any closing remarks.

End of Q&A

James Miller

Thank you, Alan, I appreciate that. We're seeing the biometric industry come to age before our very eyes. Unlike many things associated with growth, it's usually not a straight line. Many companies considering biometrics are in the process of placing their vets, and because this will result in the change of how they do business and how they operate on a daily basis, those choices are deliberate and sometimes down right slow.

But make no mistake, biometrics are taking hold and it's doing so in a significant way. We remain confident in our place in the market and the strength of our product offerings. Simply put that's the reason, these global brands such as Aruba, CA, Deutsche Telekom, TransUnion, Lockheed and Fujitsu have partnered with ImageWare.

As biometrics expands, these partnerships will yield incredible benefits. The risk, as we've often pointed out, is timing. None of us like that we cannot dictate the timing. But the fact that we can't, doesn't make this opportunity any less real. The rewards associated with that risk are well worth it. We remain committed to reaping those rewards and we fully expect to be successful.

As always, we like to thank everyone for joining us this morning. And we appreciate your time and ongoing support. We're looking forward to speaking to you along the way and when we'll report our first quarter results in May.

Operator

And that concludes today's conference. We thank everyone for their participations.